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Exhibit 23.20

CONSENT OF DNV KEMA RENEWABLES, INC. ("DNV GL")

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Sol-Wind Renewable Power, LP, and any amendments thereto (the "Registration Statement"), of references to or summaries of the following excerpt from our report entitled "PV Portfolio Modeled and Actual Performance":

  "Sol-Wind retained DNV GL to assess its technique for performing PV energy simulations, with a specific emphasis on a current portfolio of 112 operating systems having a combined nameplate dc capacity of 111 MWP. This work was later broadened to include a cross-check against the portfolio's reported monthly generation. ... DNV GL has validated Sol-Wind's method of estimating PV energy. We find the techniques and tools being used and the results being presented by Sol-Wind are in very close agreement with the method DNV GL regularly employs and with the results we regularly obtain."

We further consent to the inclusion of this consent as an exhibit to such Registration Statement and to all references to us contained in such Registration Statement, including in the prospectus under the heading "Experts."

December 22, 2014

DNV GL

By:	/s/ TIM TOWNSEND
Name:	Tim Townsend
Its:	Principal Engineer

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  Exhibit 23.20
CONSENT OF DNV KEMA RENEWABLES, INC. ("DNV GL")